CONSENT

We hereby consent to references to our firm in the sections of the this Registration Statement of Biostar Pharmaceutical, Inc. entitled “The Company - Corporate History” and “Description of Business – Corporate History.”

We also consent to the reference to our firm under the caption "Experts" included in this Registration Statement.

Global Law Office

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June 6, 2008